Exhibit 5.2

August 31, 2026

BioLineRx Ltd.

2 HaMa’ayan Street

Modi’in, Israel 7177871

Re: Prospectus Supplement Pursuant to Rule 424(b)(5)

Ladies and Gentlemen:

We have acted as U.S. counsel to BioLineRx Ltd., an Israeli company (the “Company”) in connection with a Prospectus Supplement pursuant to Rule 424(b)(5) (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), relating to the offer and sale of the following securities (collectively, the “Securities”): (a) 480,696 American Depositary Shares (the “ADSs”) representing 288,417,600 ordinary shares of the Company, par value NIS 0.10 per share (the “Ordinary Shares”) and (b) pre-funded warrants to purchase up to an aggregate of 868,225 ADSs representing 520,935,000 Ordinary Shares of the Company (each, a “Pre-Funded Warrant” and such Ordinary Shares underlying the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”),at a purchase price of $2.78 per ADS and $2.7799 per Pre-Funded Warrant.

The Prospectus Supplement supplements the registration statement on Form F-3 (File No. 333-276323) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) on December 29, 2023 and which became effective on January 5, 2024.

The ADSs and the Pre-Funded Warrants are to be sold by the Company pursuant to a securities purchase agreement by and between the Company and those certain investors signatory thereto, the form of which has been filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K that is incorporated by reference into the Registration Statement (together with all schedules, exhibits and ancillary documents and agreements thereto, the “Securities Purchase Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement that is a part of the Registration Statement, other than as expressly stated herein.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that when issued and paid for pursuant to the Securities Purchase Agreement, the Ordinary Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Securities Purchase Agreement.

Greenberg Traurig, P.A. | Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

You are separately receiving an opinion from FISCHER (FBC & Co.) with respect to the corporate proceedings relating to the issuance of the Securities.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that each Pre-Funded Warrant, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Prospectus Supplement and the Securities Purchase Agreement, when executed and delivered by the Company will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Securities Purchase Agreement that are violative of the public policy underlying any law, rule or regulation.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference into the Registration Statement), and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Greenberg Traurig P.A.